MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Goldspan Resources, Inc., of our report dated October 28, 2008 on our audit of the financial statements of Goldspan Resources, Inc. as of July 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended July 31, 2008, from inception on March 2, 2007 through July 31, 2007 and inception on March 2, 2007 through July 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
October 30, 2008

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501